UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 4, 2009

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at our principal executive offices, 140 Kendrick Street, Needham, Massachusetts 02494, on Wednesday, March 4, 2009 at 8:30 a.m., local time. At this year’s Annual Meeting, we will ask you to:

•	Elect three directors to serve for the next three years.

•	Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan.

•	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

•	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 5, 2009.

Whether or not you expect to attend the meeting, we encourage you to vote your shares by proxy in advance of the meeting. You may vote your shares by proxy by internet, by telephone or, if you have requested a proxy card, by mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 20, 2009

Directions to our offices:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. At the next light, take a left onto Kendrick Street. PTC’s entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street. PTC’s entrance is on the right hand side.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. At the next light, take a left onto Kendrick Street. PTC’s entrance is on the right hand side.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability of Proxy Materials.  We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On January 20, 2009, we will begin mailing to our stockholders a notice containing instructions on how to access and review this proxy statement and our annual report at that website. The notice also instructs you how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Why This Proxy Statement Was Provided to You.  As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2009 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on January 5, 2009. On that date, there were 115,585,703 shares of common stock outstanding. Common stock is our only class of voting stock.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the three current directors nominated by the Board;

•	increase the number of shares available for issuance under our 2000 Equity Incentive Plan by 7,500,000; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy.  You may change your vote after you have voted as described below.

Registered Stockholders. A registered stockholder may revoke a proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated on page 49 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders.  A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on those procedures.

How You May Vote in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 5, 2009 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Votes Required; Effect of Abstentions and Broker Non-Votes.  The directors elected at the meeting will be those receiving the highest number of votes. The increase in shares issuable under the 2000 Equity Incentive Plan and confirmation of the selection of PricewaterhouseCoopers LLP may each be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and does not have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against a proposal.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will publish the voting results on our website at www.ptc.com following the Annual Meeting and in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we expect to file with the Securities and Exchange Commission in May 2009.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. In addition, The Proxy Advisory Group is assisting us with the solicitation of proxies for a fee of $7,500, plus customary disbursements. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Obtaining a Copy of Our Annual Report on Form 10-K.

A copy of our Annual Report on Form 10-K for the year ended September 30, 2008 was made available with this proxy statement. If you would like another copy, it is available on our website at www.ptc.com and on the SEC’s website at www.sec.gov. We will also send you one without charge if you call (781) 370-5000, e-mail your request to IR@ptc.com, or write to:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Additional Questions.  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:	Elect Three Directors

The first proposal on the agenda for the Annual Meeting is to elect three Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2012 Annual Meeting. For a description of the three classes of directors, see “Information About Our Directors” beginning on page 11.

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated three current directors—Donald K. Grierson, James E. Heppelmann and Oscar B. Marx, III—for new, three-year terms and recommends that you vote for their election.

The nomination of Mr. Grierson was based on consideration of his credentials and experience, his contributions as a member of the Compensation Committee and the Nominating and Corporate Governance Committee and expected future contributions and his 100% board and committee meeting attendance record over his current three-year term.

The nomination of Mr. Heppelmann was based on his accomplishments as Executive Vice President, Software Solutions and Chief Product Officer of PTC and consideration of his service on the Board of Directors to date. The Committee believes that Mr. Heppelmann’s strategic vision, market knowledge and software development experience strengthen the Board’s ability to successfully address PTC’s challenges and opportunities. Mr. Heppelmann attended 100% of the board meetings held during his current term.

The nomination of Mr. Marx was based on consideration of his credentials and experience, his contributions as Chairman of the Audit Committee and as the Audit Committee Financial Expert and expected future contributions and his 100% board and committee meeting attendance record over his current three-year term.

The Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “Information About the Nominating Functions of the Nominating & Corporate Governance Committee” on page 18. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. For a description of their holdings of PTC stock, see “Stock Owned by Directors and Officers” beginning on page 24.

Name, Age, Principal Occupation, Business Experience and Directorships of Class I Director Nominees	Director Since	Term Expires
Donald K. Grierson, age 74	1987	2009

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from 1991 to March 2001 and from September 2002 to November 2004. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

James E. Heppelmann, age 44	2008	2009

Executive Vice President and Chief Product Officer of PTC since February 2003. Mr. Heppelmann served as Executive Vice President, Software Solutions and Chief Technology Officer from June 2001 to January 2003.

Oscar B. Marx, III, age 70	1995	2009

Non-Executive Chairman of the Board of Directors of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx served as Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002 and was a Director until December 2002. Mr. Marx also served as Vice President—Automotive Components Group of Ford Motor Company from January 1988 to June 1994.

The Board of Directors recommends that you vote FOR the election of Donald Grierson, James Heppelmann and Oscar Marx as Class I directors.

Proposal 2:	Approve an Increase in the Number of Shares Authorized for Issuance under Our 2000 Equity Incentive Plan

The Proposal

We are seeking stockholder approval of an amendment to our 2000 Equity Incentive Plan (2000 EIP) increasing the number of shares authorized for issuance by 7,500,000 shares (from 14,800,000 to 22,300,000). Of the 14,800,000 shares previously approved, only 470,746 remained available for grant as of January 5, 2009 as the other shares have been granted to employees (including executive officers), directors and consultants under our equity incentive program. (See “2000 EIP Grants” on page 9 for a description of outstanding grants.) If approved, PTC expects to use the additional authorized shares for continued periodic equity grants to employees (including executive officers), directors and consultants.

We last obtained stockholder approval to increase the number of shares authorized for issuance under the 2000 EIP at the 2007 Annual Meeting of Stockholders when the stockholders approved an amendment to increase the number of shares available for issuance under the 2000 EIP by 5,000,000 shares. Since that time, our employee population has grown from approximately 4,400 employees to approximately 5,400 employees.

The Board of Directors believes that the amendment to the 2000 EIP promotes important corporate goals and is therefore in the best interests of PTC’s stockholders.

Potential Effects of the Amendment

The 2000 EIP is our sole vehicle for granting equity awards. The proposed amendment would make an additional 7,500,000 shares available for issuance under the 2000 EIP, which would enable us to continue to offer equity incentives to our employees (including executive officers), directors and consultants. With the additional shares, our potential shareholder value transfer would be 13.90% and our potential voting power dilution (on a fully-diluted basis) would be 15.16%.

Why the 2000 EIP is Important

Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the market and to increase stockholder value. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of PTC. Moreover, equity incentives align the interests of the employees with the interests of our stockholders—when PTC performs well, employees are rewarded along with other stockholders. Because the 2000 EIP is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success.

Grant Practices

We use restricted stock and restricted stock units as our principal equity awards because they enable us to issue fewer shares of restricted stock or restricted stock units than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. They also have a significant retention effect because they retain value even if the stock price declines. We describe the features of restricted stock and restricted stock units below under “Summary of 2000 Equity Incentive Plan.”

We have also continued to emphasize performance-based awards when making equity awards. These awards are structured such that the amount received is conditioned on achievement of PTC’s important business objectives. If the performance targets are not achieved, the shares or restricted stock units granted are forfeited.

Since 2005, 50% of the annual equity incentive awards issued to executive officers have been issued as performance-based restricted stock and, since 2006, the annual short-term incentive for our executive officers has also been issued in the form of performance-based restricted stock or restricted stock units. Likewise, since 2006, the annual performance incentive for certain of our senior level managers has also been issued in the form of performance-based restricted stock units. During the period 2005–2008, of a total of 2,154,159 performance-based shares and restricted stock units granted and outstanding at the end of the relevant performance period, 2,040,417 were earned based on achievement of the performance criteria and 113,742 were forfeited due to failure to meet the performance criteria.

As part of our efforts to ensure that our equity compensation program does not unduly dilute shareholders, we benchmark the program’s expense and burn rate (the number of shares underlying awards issued under the 2000 EIP during the year divided by the number of shares outstanding at the end of the year) against those of the companies we use to benchmark our executive compensation (the “pay peer group” described on page 27). Over the course of the year, we and the Compensation Committee regularly evaluate the program to ensure we are within the desired program parameters. Since 2005, when we shifted to restricted stock and restricted stock units, our burn rate has been at or below the 25th percentile of the pay peer group, other than for 2008. The burn rate for 2008 at 3.3% was higher than our usual level of approximately 2% due to a special retention grant we made to key employees. Due to the nature of the grant, the grant had special extended vesting terms that provided that two-thirds of the grant would vest two years from the date of grant and the remaining one-third would vest three years from the date of grant.

Board Recommendation

The Board of Directors believes that the amendment to the 2000 EIP is in the best interest of stockholders and PTC as it will provide us with the shares necessary to offer effective equity incentives, which are essential for us to attract, motivate and retain employees and to align our compensation needs with our stockholders’ interests.

The Board of Directors recommends that you vote FOR the proposed amendment to the 2000 EIP.

*****

Summary of 2000 Equity Incentive Plan

The principal features of the 2000 EIP are summarized below.

Administration	The 2000 EIP is administered by the Compensation Committee of the Board of Directors. The Committee is composed of two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the 2000 EIP.

Types of Awards	The Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.

Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of January 5, 2009, five non-employee directors, approximately 5,400 employees, and approximately 100 consultants were eligible for awards under the 2000 EIP.

Restricted Stock Units	The Committee may grant restricted stock units, which are rights to receive shares of common stock in the future. The Committee determines the duration of the period during which, and the conditions under which, the award may be forfeited and the other terms and conditions of such awards. Restricted stock units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted stock units represent unfunded and unsecured obligations of PTC.

Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares and receive any dividends during the restricted period. The Committee may also award common stock without restrictions, for example, to recognize outstanding achievements or as a supplement to restricted stock awards when PTC’s performance exceeds established business or financial goals. The Committee determines what, if anything, the participant must pay to receive such a stock award.

Stock Options	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for incentive stock options. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrender of common stock the participant holds.

Stock Appreciation Rights	The Committee may grant stock appreciation rights, which are rights to receive any excess in value of shares of common stock over the exercise price. The Committee determines at or after the time of grant whether stock appreciation rights are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Limitations on Individual Grants	The Committee may not in any fiscal year grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant.

Transferability	The Committee has the authority to permit participants to transfer any award, provided that incentive stock options may be transferable only to the extent permitted by the tax code.

Change in Capitalization	If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the 2000 EIP, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the 2000 EIP.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.

Repricing or Amendment of Outstanding Awards	The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price. The Committee may otherwise amend, modify or terminate any outstanding award, provided that the participant’s consent to such action would be required if such action (1) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (2) taking into account any related action, would materially and adversely affect the participant.

Amendments	The Board of Directors may amend, suspend or terminate the 2000 EIP, subject to any stockholder approval it deems necessary or appropriate. For example, under current NASDAQ Global Select Market rules, the Board may not increase the number of shares of common stock issuable under the 2000 EIP (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

U.S. Federal Income Tax Consequences Relating to Awards under the 2000 EIP

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Other Tax Matters. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the Chief Executive Officer or three most highly paid executive officers other than the Chief Financial Officer (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the tax code. Stock options and SARs granted under the 2000 EIP are performance-based compensation if they have exercise prices not less than the fair value of common stock on the date of grant. In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved (as they have been in the 2000 EIP) and periodically reapproved by stockholders in order for such awards to be considered performance-based and deductible by us. The performance goals generally must be pre-established for the relevant performance period and satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

2000 EIP Grants

PTC’s stockholders have previously approved the issuance of 14,800,000 shares under the 2000 EIP. As of January 5, 2009:

•	options exercisable for 3,929,544 shares were outstanding (all such options were granted prior to 2005),

•	956,424 shares of restricted stock subject to forfeiture were outstanding,

•	3,678,689 restricted stock units (convertible at a ratio of one share of common stock per unit) were outstanding, and

•	470,746 shares remained available for grant under the 2000 EIP.

All of our executive officers and directors are potential recipients under the 2000 EIP. If the amendment is approved, we plan to make the annual equity awards of restricted stock to our directors and the annual performance-based and time-based equity awards to our executive officers for fiscal 2009, which for our executive officers have been delayed since November pending shareholder approval of the proposed amendment to the 2000 EIP. Any awards in future years to our directors and executive officers will be determined in accordance with our then current grant practices. Our current grant practices are described in “DIRECTOR COMPENSATION” on page 20, in “COMPENSATION DISCUSION AND ANALYSIS” beginning on page 26 and “EXECUTIVE COMPENSATION” beginning on page 37.

The following table sets forth the stock options, restricted stock, and restricted stock units granted through the date of this proxy statement under the 2000 EIP to the executive officers named in the Summary Compensation Table of this Proxy Statement, all current executive officers as a group, all current non-employee directors as a group, and all current employees excluding the foregoing individuals.

Name and Title or Group	Number of Stock Options Granted to Date(1)	Number of Shares of Restricted Stock Granted to Date(2)	Number of Restricted Stock Units Granted to Date
C. Richard Harrison	785,000	1,051,836	126,582
Chief Executive Officer and President

Barry F. Cohen	480,000	360,951	31,645
Executive Vice President, Strategic Services and Partners

Paul J. Cunningham	480,000	360,951	31,645
Executive Vice President, Worldwide Sales

James E. Heppelmann	480,000	587,642	31,645
Executive Vice President and Chief Product Officer

Cornelius F. Moses	293,400	378,420	31,645
Executive Vice President and Chief Financial Officer

All Current Executive Officers as a Group	2,908,400	3,152,851	300,630

All Current Non-Employee Directors as a Group	630,000	327,369	—

All Current Employees, excluding Executive Officers, as a Group	159,999	—	3,344,184

(1)	All options were granted before 2005.
(2)	Excludes a total of 108,320 performance-based awards that were forfeited by the executive officers when PTC did not meet the applicable performance targets.

The closing price of our common stock on January 5, 2009, as reported by the NASDAQ Global Select Market, was $12.72.

Proposal 3:	Confirm the Selection of PricewaterhouseCoopers LLP as PTC’s Independent Registered Public Accounting Firm for the Current Fiscal Year

The third proposal on the agenda for the Annual Meeting is to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2009. PricewaterhouseCoopers LLP served as our independent auditor for the fiscal year ended September 30, 2008. Further information about PricewaterhouseCoopers LLP appears under “Information about our Independent Registered Public Accounting Firm” on page 16. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Other Matters

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the voting instruction or proxy card will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently three Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2009, 2010 and 2011 Annual Meetings of Stockholders. The three Class I directors described on page 4 have been nominated for re-election at this Annual Meeting. The Class II and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class II and III directors. You will find information on director holdings of PTC stock in the section called “Stock Owned by Directors and Officers” beginning on page 24.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Directors:

Noel G. Posternak, age 72	1989	2010

Chairman of the Board of Directors of PTC since June 2000. Senior Counsel at the law firm of Posternak, Blankstein & Lund, L.L.P. since January 2007. Prior to that he was a Senior Partner at Posternak, Blankstein & Lund, L.L.P. from 1980 to 2006, practicing in the area of business law and mergers and acquisitions.

Michael E. Porter, age 61	1995	2010

Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. Director of Thermo Fisher Scientific, Inc.

Class III Directors:

Robert N. Goldman, age 59	1991	2011

Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.

C. Richard Harrison, age 53	1994	2011
Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.

Independence

Our Board of Directors has determined that all of our directors except Mr. Harrison (our Chief Executive Officer and President), Mr. Heppelmann (our Executive Vice President, Software Solutions and Chief Product Officer) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons” on page 23) are “independent directors” as defined in the NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder.

Certain Relationships

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met seven times during 2008 and all directors attended all meetings, except for one meeting that one director was unable to attend. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All directors attended the 2008 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Nominating & Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. At least once every three years, the Committee evaluates the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 16.

The Audit Committee operates under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Marx (Chairman), Goldman and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. During 2008, Oscar Marx, Chairman of the Audit Committee, qualified as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee met eleven times during 2008 and all members attended each meeting.

Report of the Audit Committee

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for 2008 with management and with PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•

discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•

considered whether the independent auditor’s provision of the non-audit related services to PTC, which are referred to in “Information About our Independent Registered Public Accounting Firm” below, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman

Robert N. Goldman

Noel G. Posternak

The Compensation Committee

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is also responsible for administering our stockholder approved equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Compensation Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Goldman (Chairman) and Grierson, both of whom qualify as “independent directors” under the NASDAQ Global Select Market listing requirements, currently serve as members of the Compensation Committee. The Committee met six times during 2008 and both members attended each meeting.

Each year, at its May meeting, the Compensation Committee begins the process of establishing executive compensation for the next fiscal year. At this meeting, the Committee reviews peer group compensation as compared to compensation of PTC’s executive officers. The Committee then meets again in mid summer. This meeting is held in connection with a meeting of the full board of directors and the executive officers at which anticipated corporate performance for the current fiscal year is evaluated and the proposed business plan for the next fiscal year is discussed. At this meeting, the Committee reviews executive and company performance for the current fiscal year and begins developing the executive compensation program to support the business plan for the next fiscal year. The Committee meets again in September to evaluate the anticipated corporate performance for the current fiscal year, including the amounts expected to be earned by the executives under the company’s annual executive incentive plan and with respect to the annual performance-based restricted stock granted at the beginning of the fiscal year, and to further refine the executive compensation portfolio to support the business plan for the next fiscal year. The Committee also establishes base salaries and, at times, target annual bonus amounts for the executive officers for the next fiscal year at this meeting. The Committee then meets again in November to review the financial results for the completed fiscal year and determine the extent to which the performance criteria for the annual executive incentive plan and annual performance-based restricted stock were met. At that time, the Committee usually establishes the performance criteria for the current fiscal year’s executive incentive plan and performance-based restricted stock grant and, if not earlier established, the target annual bonus amounts for the executive officers. The Compensation Committee also usually makes the annual performance-based and time-based equity awards to the executives at this meeting each year if sufficient shares are available under our equity incentive plan. Decisions made with respect executive compensation for 2008 are discussed in detail in “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 26.

At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, based on this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the company’s director compensation with that of the peer group and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors.

The Committee may engage outside compensation consultants or other advisors to provide information and advice to the Committee, and the costs of such engagements are paid from corporate funds. The Committee engages a compensation consultant to provide regulatory updates and advice on the structure and competitiveness of our compensation programs, as well as the consistency of those programs with our executive compensation philosophy. During 2008, the Committee’s compensation consultant was Pearl Meyer & Partners.

The compensation consultant consults with members of the management team when necessary in order to obtain relevant compensation and performance data for the executives and PTC as well as essential business information so that it can effectively support the Committee with appropriate competitive market information and relevant analyses. In addition, the compensation consultant on occasion may perform additional services for PTC under a separate engagement.

The fees paid to Pearl Meyer & Partners for services performed for the Committee during 2008 were $336,625. No other fees were paid to the compensation consultant by PTC during 2008.

Members of management, including our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President of Strategic Services and Partners, who is responsible for Human Resources, and our Corporate Vice President of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance metrics and targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management and its external compensation consultant with respect to executive compensation, all decisions on executive compensation are made solely by the Compensation Committee without the presence of the Chief Executive Officer.

The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 EIP within established parameters, including the permitted timing of such grants.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to:

•	assess Board membership,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board,

•	develop and recommend policies and processes regarding corporate governance matters, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.

The Committee’s policies and procedures for considering director nominations are described in “Information About the Nominating Functions of the Nominating and Corporate Governance Committee” on page 18.

The Nominating & Corporate Governance Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Committee. All Committee members qualify as “independent directors” under the NASDAQ Global Select Market listing requirements. The Committee met twice during 2008 and all members attended each meeting.

The Corporate Development Committee

The Corporate Development Committee is appointed by the Board to evaluate corporate development opportunities, including mergers and acquisitions, and to assist management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions having a price below a threshold established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and O’Donnell, each of whom has extensive business expertise (including in the area of corporate strategy), served as members of the Corporate Development Committee through the 2008 Annual Meeting, when Mr. O’Donnell’s term ended and Mr. Grierson, who also has extensive business expertise, was appointed to the Committee. The Committee met once during 2008 and both Professor Porter and Mr. O’Donnell attended that meeting.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditor for 2008 and has reported on our 2008 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2009 and, as described above, the Board is seeking your confirmation of that appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•

Approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditor’s independence from PTC;

•	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	Prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•	Sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers, among items:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•

whether performance of the service by the independent auditor would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•

whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered during 2008 and 2007 by our independent registered public accounting firm, PricewaterhouseCoopers LLP. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service	Fiscal 2008	Fiscal 2007
Audit	$3,183,000	$4,071,000
Audit-Related(1)	$478,000	684,000
Tax(2)	$2,168,000	1,160,000
All Other(3)	$2,000	12,000

(1)	Consists principally of fees for services related to employee benefit plan audits, consultations concerning financial accounting and reporting standards, and due diligence with respect to potential acquisitions and divestitures.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2008	Fiscal 2007
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$268,000	$267,000
Tax compliance services related to PTC’s expatriate employees	$520,000	484,000
Other tax services including tax planning and advice services and assistance with tax audits	$1,380,000	409,000

Total	$2,168,000	$1,160,000

(3)	Consists of a tax calculation software tool used for our expatriate tax program.

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF

THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for director, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee may obtain recommendations from director search firms engaged for that purpose, or through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. The Committee does not foreclose any sources when identifying potential candidates.

If you wish to recommend a person for election as a director for consideration by the Committee, you should provide the following information to our Secretary at the address listed below:

•	a brief statement outlining the reasons the person would be an effective director for PTC;

•	the following information about the person:

•	the name, age, and business and residence addresses of the person,

•

the principal occupation or employment of the person for the past five years, as well as information about any other board of directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•

whether or not the person is currently “independent” from the corporation under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

•	the number of shares of our stock,

•

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our stock or with a value derived in whole or in part from the value of our stock, whether or not such instrument or right is subject to settlement in our stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of our stock,

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of our stock,

•

any short interest in our stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of our stock),

•	any rights to dividends on our stock that are separated or separable from our stock, and

•

any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household; and

•

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the person and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates.

Our Secretary’s address is:	Aaron C. von Staats
Secretary
Parametric Technology Corporation
140 Kendrick Street
Needham, Massachusetts 02494

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Mr. Harrison, our Chief Executive Officer and President, and Mr. Heppelmann, our Executive Vice President, Software Solutions and Chief Product Officer, receive no compensation for their services as a directors and, accordingly, are not named in the table below.

Cash Compensation

The amounts in the “Fees Earned or Paid in Cash” column reflect the named director’s annual board and committee retainer fees and meeting fees.

Board Retainer. Other than the Chairman of the Board, each director is paid an annual cash fee of $35,000. The Chairman of the Board is paid an annual cash fee of $125,000.

Committee Retainer. The Chairman of each of the Audit Committee and Compensation Committee is paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board committees is paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Chairman of the Board when serving as a committee chairman.

Meeting Fees. We pay each director a fee of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Equity Compensation

We make annual equity awards to our directors. Until 2004, we issued options that vested over four years. In 2005, we began issuing time-based restricted stock. For 2005, 2006 and 2007, the stock vested over the three year period following the date of grant. For the 2008 grant, the stock will vest on March 5, 2009.

For their service as directors, in 2008, we awarded:

•	21,000 shares of restricted stock to the Chairman of the Board,

•	14,000 shares of restricted stock to each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee, and

•	11,213 shares of restricted stock to each of the other directors.

Amounts in the “Stock Awards” and “Option Awards” columns of the table reflect expense recorded in 2008 in accordance with SFAS 123(R) associated with awards made in 2008 as well as awards made in prior years.

Stock Ownership Policy

In 2007, we adopted a stock ownership policy for our outside directors that requires them to attain an ownership level of PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual Board retainer. The Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards(1) ($)		All Other Compensation ($)		Total ($)
Noel G. Posternak	$177,000	(2)	$439,885	(3)	$20,886	(4)	$—		$637,771
Chairman of the Board, Chairman, Nominating & Corporate Governance Committee

Robert N. Goldman	$109,000	(2)	$270,662	(3)	$6,962	(4)	$—		$386,624
Chairman, Compensation Committee

Donald K. Grierson	$65,000		$226,091	(3)	$6,962	(4)	$—		$298,053

Oscar B. Marx, III	$93,000	(2)	$291,185	(3)	$6,962	(4)	$—		$391,147
Chairman, Audit Committee

Joseph M. O’Donnell(5)	$41,000		$129,326	(3)	$—		$—		$170,326

Michael E. Porter	$56,000		$226,091	(3)	$6,962	(4)	$214,072	(6)	$503,125	(6)
Chairman, Corporate Development Committee

(1)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2008 is shown in the table below. Mr. O’Donnell does not appear in the table as he was no longer a director and he held no options or shares of restricted stock as of the end of the year. For Professor Porter, the amount excludes 2,041 shares of restricted stock granted in connection with his consulting agreement, the value of which is shown in the “All Other Compensation” column.

Name	Options			Shares Restricted Stock
	Exercisable	Unexercisable	Total
Noel G. Posternak	122,000	0	122,000	42,184
Robert N. Goldman	50,000	0	50,000	26,783
Donald K. Grierson	95,000	0	95,000	21,805
Oscar B. Marx, III	107,500	0	107,500	28,116
Michael E. Porter	142,000	0	142,000	21,805

(2)	Includes meeting fees of $12,000 ($2,000 per meeting) for six meetings of a Special Committee of the Board of Directors formed to address certain matters of strategic importance to the company.

(3)	Amount recorded under SFAS 123(R) in 2008 in connection with restricted stock granted on July 28, 2005, March 1, 2006, March 7, 2007 and, other than for Mr. O’Donnell, March 5, 2008. The grant date fair value of the March 5, 2008 award to each director is shown in the table below. As determined in accordance with SFAS 123(R), the grant date fair value is equal to the number of shares granted multiplied by the closing price of our common stock on the NASDAQ Global Select Market on that date and assumes no forfeitures. The closing price of a share of our common stock on the NASDAQ Global Select Market on March 5, 2008 was $15.06.

Name	Grant Date Fair Value of March 5, 2008 Grant
Noel G. Posternak	$316,260
Robert N. Goldman	$210,840
Donald K. Grierson	$168,868
Oscar B. Marx, III	$210,840
Michael E. Porter	$168,868

(4)	Amount recorded under SFAS 123(R) in 2008 in connection with stock options granted on March 3, 2004. As determined in accordance with SFAS 123(R), the grant date fair value was calculated using the Black-Scholes option-pricing model using the assumptions stated in the table below. No service-based forfeitures were assumed.

Assumption	March 3, 2004 Grant
Expected Life	4.0 years
Risk-Free Interest Rate	3.2%
Volatility	74%

(5)	Mr. O’Donnell served as a Class III director during the first part of 2008. His term expired at the 2008 Annual Meeting of Stockholders.

(6)	Amounts related to Professor Porter’s consulting agreement with PTC: $15,000 for one executive management seminar, $2,500 for donation to the Initiative for a Competitive Inner City, a non-profit foundation founded by Professor Porter of which he is the Chairman, and the amount recorded under SFAS 123(R) in 2008 for 40,000 shares of restricted stock granted on July 28, 2005 and 2,041 shares of restricted stock granted on July 30, 2008. The grant date fair value of the July 28, 2005 award was $690,000 (based on a closing price of $17.25) and the grant date value of the July 30, 2008 award was $40,004 (based on a closing price of $19.60). The Consulting Agreement is described in “Transactions with Related Persons” on page 23. An Amended and Restated Consulting Agreement with substantially similar terms was in effect prior to the current agreement.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Michael E. Porter, one of our directors, performs certain services for us under a Consulting Agreement dated July 30, 2008. Under the agreement, Professor Porter consults with our executives on strategic matters and participates in preparing and presenting executive management seminars sponsored by us. In consideration for providing these consulting services, we made a one-time grant of 2,041 shares of restricted stock to Professor Porter, which vest on July 30, 2009. He also receives a fee of $15,000 for each executive management seminar in which he participates. During 2008, Professor Porter participated in one executive management seminar and received a fee of $15,000.

Howard Heppelmann, PTC’s Vice President—Business Development, is the brother of James Heppelmann, our Executive Vice President and Chief Product Officer. For 2008, Howard Heppelmann received a salary of $144,231, an automobile allowance of $3,450 and earned sales commissions of $185,974. Howard Heppelmann is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $4,327 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $73,316 in 2008 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Matthew Cohen, PTC’s Senior Vice President—PTC University, is the son of Barry Cohen, PTC’s Executive Vice President, Strategic Services and Partners. For 2008, Matthew Cohen received a salary of $180,615 and earned commissions of $98,590 based on educational products and services bookings and margin. Matthew Cohen is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $4,515 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $135,099 in 2008 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Brian Cunningham, a Strategic Accounts Sales Representative for PTC, is the brother of Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales. For 2008, Brian Cunningham received a salary of $91,442, an automobile allowance of $3,450 and earned commissions of $297,661. Brian Cunningham is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $2,743 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $4,092 in 2008 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2008. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Cramer Rosenthal McGlynn, LLC(3)	9,271,363	(3)	7.99%
520 Madison Avenue New York, New York 10022

Barclays Global Investors, NA and Barclays Global Fund Advisors(4)	6,316,047	(4)	5.44%
45 Fremont Street, San Francisco, CA 94105

Barclays Global Investors Japan Limited(4)
Ebisu Prime Sq. Office Tower, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan

Edward C. Johnson 3rd(5)	5,941,800	(5)	5.12%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2008.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	75,175	0.11%
Donald K. Grierson	47,601	0.12%
Oscar B. Marx, III(7)	57,715	0.14%
Michael E. Porter(8)	138,042	0.24%
Noel G. Posternak	144,776	0.23%
C. Richard Harrison(9)	868,833	2.06%
Barry F. Cohen	162,399	0.73%
Paul J. Cunningham	166,937	0.51%
James E. Heppelmann	307,840	0.97%
Cornelius F. Moses	245,377	0.55%
All directors, nominees for director, and current executive officers as a group (12 persons)	2,405,349	6.08%

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 116,049,063 shares outstanding as of November 30, 2008 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2009.
(3)	As reported on Schedule 13G dated February 14, 2008, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC and shares voting power over 24,400 and investment power over 493,300 of such shares.
(4)	As reported on Schedule 13G dated February 6, 2008, such shares are held by the Barclays bank and investment advisers named above in trust accounts for the economic benefit of the beneficiaries of those accounts. According to the Schedule 13G, such companies collectively have no voting power over 441,286 of such shares.
(5)	As reported on Schedule 13G dated February 14, 2008, FMR LLC is the holding company of an investment advisor registered with the SEC and other affiliates, all of which are controlled by Mr. Johnson and members of his family. Voting power over such shares is exercised by the investment entities that are record owners of such shares and not by Mr. Johnson or FMR LLC.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2009 through the exercise of options: Mr. Goldman, 50,000 shares; Mr. Grierson, 95,000 shares; Mr. Marx, 107,500 shares; Professor Porter, 142,000 shares; Mr. Posternak, 122,000 shares; Mr. Harrison, 1,549,995 shares; Mr. Cohen, 690,000 shares; Mr. Cunningham, 431,998 shares; Mr. Heppelmann, 829,996 shares; Mr. Moses, 399,999 shares; and all directors and current executive officers as a group, 4,702,285 shares.
(7)	40 of such shares are held by Mr. Marx’s spouse as custodian for a relative.
(8)	10,000 of such shares are held in a margin account.
(9)	6,623 of such shares are held jointly by Mr. Harrison with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2008, except that one report concerning two transactions was filed late by Mr. Moses.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors determines the compensation for our executives. For further information on this process, see the description contained in “The Compensation Committee” on pages 13-15 of this proxy statement. We discuss below our executive compensation program and the compensation decisions made for 2008 for our Chief Executive Officer, our Chief Financial Officer and the three other executive officers named in the Summary Compensation Table on page 37.

Compensation Philosophy & Objectives

We aim to provide executive compensation that is commensurate with PTC’s financial performance. Our overall principle guiding executive compensation is to reward executives with total direct compensation at the market percentile that approximates PTC’s performance relative to its peer group. To implement this philosophy, we compare PTC’s performance against a peer group of companies on a one-year and three-year basis using quantitative measures, including revenue growth and non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA), and we set target compensation levels to align with our relative financial performance. To ensure a balanced approach against these objective measures when evaluating how our compensation plans align with our compensation philosophy, we may also consider subjective factors such as institutional knowledge, potential business disruption due to turnover, industry/market forces and tenure.

The objectives of our executive compensation plans are to:

•	motivate our executives to advance the interests of PTC and increase stockholder value;

•

reward our executives for their individual contributions to the success of PTC measured by the strength of PTC from various perspectives, including financial position, market share, and the development of PTC’s products and service offerings that position PTC for future success; and

•	retain the services of our executives as long as the interests of PTC are being satisfied while ensuring that compensation being paid is commensurate with the value being delivered by the executive.

This philosophy and these objectives serve as a guide for our decisions. Accordingly, while our plans use a formulaic approach to determine payouts under both the annual and long-term equity incentive plans, if upon our annual review we find that the formulas do not result in sufficient alignment with our philosophy, we will reevaluate and possibly adjust the compensation plans for better alignment.

Components of Annual Compensation

Main Components

Total direct compensation for our executives consists of the three main components described in the table below. We also describe why we use each component and the important features of that component.

Component	Objective	Features
Base Salary	Provide a minimum, fixed level of cash compensation.	• Set within the context of our annual competitive analysis.

• Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position, internal equity or general economic conditions.

Annual Performance-Based Bonus	Focus the executives on achieving specific goals related to PTC’s business plan for the current fiscal year.

•    Performance metrics and targets established at beginning of fiscal year.

•    Performance metrics for 2008 were revenue and non-GAAP operating margin dollars and were established in the context of PTC’s 2008 business plan.

Component	Objective	Features
• Funded at the beginning of the year with shares of restricted stock that vest only to the extent the performance criteria are achieved.

Equity Incentive Awards	Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders. Provide a retention incentive.

•     Provided in the form of shares of restricted stock for 2008.

•     50% of the award is performance-based:

–      subject to the same performance criteria as the annual performance-based bonus,

–      earned only to the extent the performance criteria are achieved,

–      shares earned are subject to subsequent time-based vesting (one-third upon determination of achievement, one-third in each of next two years if still employed on vest date).

•     50% of the award is time-based and vests in three substantially equal annual installments over the three years following the date of grant only if the executive is employed on the vest date.

Other Benefits and Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. In addition, we provide Mr. Harrison, our chief executive officer, with supplemental long-term disability coverage. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the components described in the table above because we believe that they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide the executive with a competitive base salary while motivating the executive to focus on the business criteria that will produce a targeted level of performance for PTC and provide the executive with the opportunity to earn additional compensation through short-term and long-term incentives.

The mix of compensation for our executives is heavily weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives, which aligns to our compensation philosophy of paying total direct compensation that is competitive with our pay peer group levels based on PTC’s relative performance.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity compensation, provide an important motivational and retentive aspect to the executive’s overall compensation package. Accordingly, we strive to provide a higher percentage of at-risk pay than is typical in our selected pay peer group. This is why the guaranteed compensation (base salary and time-based restricted stock) for these executives makes up less of their target total direct compensation than the average executive in the pay peer group.

As reflected in the charts above, our compensation mix for these executives for 2008 provided approximately 50% of total compensation through at-risk pay, while our pay peer group companies provided less than 20% of total compensation through at-risk pay. We achieved this mix by making 50% of our annual long-term equity incentive awards performance-based, while the majority of our pay peer group companies provided only time-based equity incentives. In addition, we provide an opportunity for our executives to earn annual performance-based short-term incentives. Finally, even the guaranteed compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock that carries risks of forfeiture and market price decline.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.

The competitive analysis provides a detailed comparison by executive for each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as equity ownership and the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and align their target total direct compensation to the relative target company performance.

Benchmarking and Survey Data

Benchmarking Data. The peer group used to benchmark the elements of executive pay is made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range closest to PTC. In evaluating and selecting companies for inclusion in our pay peer group, we target companies with revenue and market capitalization that are within a 0.5x to 2x multiple when compared to PTC generally. However, we may include companies with revenue and market capitalizations outside of these parameters if there is strong product similarity. We believe this group represents competitors for executive talent in our industry. We review the pay peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons. The pay peer group for 2008 excluded four companies that had been included in 2007—two due to acquisition (FileNet Corporation and Intergraph Corporation) and two others (i2 Technologies Inc. and Aspen Technology Inc.) because they were deemed too small for comparative purposes. The pay peer group for 2008 included an additional four companies—Cognos Inc., Lawson Software, Inc., Progress Software Corporation, and TIBCO Software Inc.—as each of these companies now meets the criteria for inclusion in our pay peer group. Accordingly, for 2008, the pay peer group consisted of the companies listed below.

2008 Pay Peer Group

Company	Revenue $M (trailing 4 quarters as of July 2007)	Market Capitalization $M (as of May 31, 2007)	Criteria Matched
			Product Similarity	Revenue $400- $1,700M	Market Capitalization
PTC	$912	$2,146
Autodesk, Inc.	$1,912	$10,454	✓
BEA Systems Inc.	$1,241	$5,037	✓	✓
BMC Software Inc.	$1,580	$6,646	✓	✓
Cadence Design Systems, Inc.	$1,521	$6,321	✓	✓
Citrix Systems Inc.	$1,134	$6,069	✓	✓
Cognos Inc.	$979	$3,596	✓	✓	✓
Compuware Corporation	$1,213	$3,421	✓	✓	✓
Hyperion Solutions Inc.	$831	$3,077	✓	✓	✓
Kronos Inc.	$617	$1,770	✓	✓
Lawson Software Inc.	$664	$1,724	✓	✓	✓
McAfee Inc.	$1,185	$5,864	✓	✓
Mentor Graphics Corp.	$806	$1,215	✓	✓	✓
Progress Software Corp.	$458	$1,348	✓	✓	✓
Sybase Inc.	$911	$2,197	✓	✓	✓
Synopsys Inc.	$1,154	$3,838	✓	✓	✓
TIBCO Software, Inc.	$528	$1,881	✓	✓	✓
Median	$1,057	$3,509

Survey Data. We also use survey data for additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented companies with a median revenue of $986 million. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division we use for consulting services. Although PTC is on the Steering Committee for the CHiPS survey, its membership on the Steering Committee does not enable PTC to influence the results of the data provided by the survey or used in the competitive analysis.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that there could also be circumstances that warrant a deviation from that data. For certain positions where there are no comparable external benchmarks, we make judgments with regard to the compensation levels for those positions. We consider both whether the amount seems fair for the responsibilities of the position and internal pay equity among the executives.

Our Executive Vice President, Strategic Service & Partners and our Executive Vice President, Chief Product Officer have unique positions for which we believe there is no appropriate match in the pay peer group or survey data as the scope of these positions is greater than any specific position in the pay peer group or survey data. Mr. Cohen, our Executive Vice President, Strategic Services & Partners, has responsibility for PTC’s worldwide Global Services business, Customer Care and Technical Support, Global Partners and Education, and Human Resources. Mr. Heppelmann, our Executive Vice President, Chief Product Officer, has responsibility for PTC’s worldwide research and development activities and PTC’s worldwide marketing activities, including product and corporate marketing. In the benchmark data we use, the responsibilities held by each of Mr. Cohen and Mr. Heppelmann typically are under the leadership of separate executives due to the nature of those responsibilities. Accordingly, when setting target compensation amounts for these two executives, we consider internal equity by evaluating the scope and importance of their responsibilities compared to our other executives.

Finally, as is typically the case in executive compensation, the compensation paid to our chief executive officer is greater than that paid the other named executives. We believe this is appropriate because he is responsible for all business lines and functions within the company. For that reason, and to further align Mr. Harrison’s interests with those of our shareholders, his compensation is more dependent upon PTC’s performance.

The 2008 Performance-Based Compensation Structure and Metrics

Methodology

Adjustment of Thresholds and Weighting of Metrics. When establishing our performance-based plans for 2008 at the end of 2007, we aimed to ensure significant alignment between company performance and payouts under the annual and long-term performance-based plans by adjusting the scaling of the payouts such that 40% of the target bonus and performance-based shares was earned upon reaching threshold performance, rather than 50% as in 2007. We decided to weigh operating margin more significantly (60%) than revenue growth (40%) to better align our executive’s performance-based compensation plans with PTC’s fiscal 2008 strategy of growing operating margin.

Review of Metrics. We also asked our compensation consultant to examine the relationship between a number of financial performance measures, including revenue growth, profitability, return on equity, return on assets and total shareholder return. This review indicated that revenue and non-GAAP operating margin (GAAP operating margin excluding stock-based compensation expense) historically have had the strongest correlation to PTC’s total shareholder return. We use a non-GAAP operating margin measure that excludes stock-based compensation expense because we believe excluding this expense gives us a better view of a company’s performance. Accordingly, we used these measures to compare PTC’s performance to the companies in the performance peer group described below to establish compensation targets and as the 2008 performance criteria.

Performance Peer Group. We then examined revenue growth and operating margin performance for a group of companies with which we and the Board typically compared PTC for purposes of relative financial performance, which we refer to as the “performance peer group.” This is different from the pay peer group used for benchmarking competitive pay levels, which is more representative of companies with which we compete for executive talent. While there is considerable overlap between the two peer groups, the performance peer group includes companies in the software industry, companies with similar sales and services business models, and direct competitors. Unlike the pay peer group, the performance peer group does not exclude companies based on their revenue or market capitalization, so several companies smaller or larger than PTC are included in this group. We incorporated this performance peer group into our annual assessment to better align our financial performance criteria to companies in the Product Lifecycle Management (“PLM”) market in which we compete. We used this performance peer group to determine the appropriate threshold and target amounts of revenue and operating margin for PTC that would approximate 75th percentile performance of the peer group below.

2008 Performance Peer Group
Agile Software Corp.	Cadence Design Systems, Inc.	Mentor Graphics Corporation
Aspen Technology, Inc.	Citrix Systems, Inc.	Novell, Inc.
Autodesk, Inc.	Compuware Corporation	Sybase, Inc.
BEA Systems, Inc.	I2 Technologies, Inc.	Synopsys, Inc.
Business Objects S.A.	McAfee, Inc.

The 2008 Performance-Based Compensation Criteria and Achievement

The table below shows:

•	the performance criteria for the 2008 annual incentive plan and the performance-based long-term equity awards, and

•	the extent to which the performance criteria were achieved and incentive amounts were earned.

No percentage of the award would be earned unless both the Revenue Threshold and Non-GAAP Operating Margin Dollars Threshold were met. Thereafter, up to an additional 20% of the award would be earned based on the extent to which Target Revenue was achieved and up to an additional 40% of the award would be earned based on the extent to which the Target Non-GAAP Operating Margin Dollars metric was achieved.

See the narrative preceding and the footnotes to the Grants of Plan-Based Awards table on pages 38-39 of this proxy statement for a further description of the performance-based awards for 2008 and the amounts earned by each executive under those awards.

Percentage of Award Eligible to be Earned upon Achievement of Criteria	Performance Criteria		Actual Achievement	Actual Award Percentage Earned
	Revenue	Non-GAAP Operating Margin Dollars(1)
Threshold (40% Earned)	$995 million (5.7% growth)	$184 million (represents 18.5% non-GAAP operating margin at threshold revenue of $995 million)	Exceeded (See below)	40.0%

Target Revenue (Additional 20% Earned)	$1,060 million (12.6% growth)		$1,074.9 million	20.0%

Target Non-GAAP Operating Margin Dollars (Additional 40% Earned)		$236 million (represents 22.3% non-GAAP operating margin at target revenue of $1,060 million)	$231.7 million(1)	36.7%

Total Award Percentage Earned				96.7%

(1)

Non-GAAP operating margin dollars were determined by subtracting stock-based compensation expense ($44,396,010), amortization of acquired intangible assets and acquired in-process research and development expenses ($37,373,838), and restructuring expenses ($20,102,224) from GAAP operating expenses ($945,085,803) to get non-GAAP operating expenses and then subtracting those non-GAAP operating expenses from non-GAAP revenue. Non-GAAP revenue was determined by adding the fair value adjustment of acquired CoCreate deferred maintenance revenue ($4,588,972) to GAAP revenue ($1,070,330,249).

Based on 2008 results against the established performance criteria described above, we achieved our goal of ensuring significant alignment between company performance and the pay our executives earn. For 2008, PTC’s actual performance was at the 55th percentile of the performance peer group, and actual total direct compensation for our CEO was at the 55th percentile, while actual total direct compensation for the other executives was at the 50th percentile, on average, of the pay peer group.

Analysis of Compensation Decisions for 2008

The target total direct compensation we established for each of the named executive officers is set forth in the table below. This table differs from the Summary Compensation Table on page 37 completed in accordance with SEC requirements and should not be used as a substitute for that table. The stock-based amounts (target annual bonus and target long-term equity) shown in the table below differ from the values shown for 2008 in the Summary Compensation Table because the Summary Compensation Table shows the aggregate expense recorded under SFAS 123(R) in our financial statements for 2008 for all unvested awards, irrespective of when granted, while the table below shows the values of the target annual bonus and the long-term performance-based and time-based equity awards made in 2008 at their grant date fair value as shown in the “Grants of Plan-Based Awards” table on page 39. We provide this table to show you how the Compensation Committee establishes and views the target compensation to be paid to our executive officers.

Name	Target Total Annual Compensation			Target Long-Term Equity		Target Total Direct Compensation
	Salary	Target Annual Bonus		Long-Term Performance- Based Equity Grant	Long-Term Time-Based Equity Grant
C. Richard Harrison	$520,000	$700,000	(1)	$2,142,107	$2,142,107	$5,504,214
Cornelius F. Moses, III	$415,000	$300,000		$911,814	$911,814	$2,538,628
Barry Cohen	$415,000	$300,000		$746,805	$746,805	$2,208,610
Paul Cunningham	$415,000	$300,000		$746,805	$746,805	$2,208,610
James Heppelmann	$487,000	$300,000		$1,120,207	$1,120,207	$3,027,414

(1)	The Target Annual Bonus for Mr. Harrison does not include the $570,000 upside cash bonus described below, which was intended to reward performance above target performance but was not earned.

Overall Considerations

We set total target direct compensation at the 75th percentile of the pay peer group benchmark data in order to incent our executives to deliver above median financial performance, specifically, to achieve company performance at the 75th percentile of the performance peer group. Because we review target total direct compensation as a whole and prefer to weight the compensation we pay to these executives in favor of performance-based compensation, we have generally addressed competitive base salary discrepancies with at-risk compensation.

Considerations for Mr. Harrison

The competitive analysis prepared for 2008 showed Mr. Harrison having a base salary at the 25th percentile and target total cash compensation at the 55th percentile of the pay peer group. We did not increase his base salary or target annual bonus under the annual incentive plan applicable to all named executive officers because his target total direct compensation was competitive with target total direct compensation paid to the pay peer group chief executive officers and was weighted toward long-term incentives. We did, however, establish an incentive plan for Mr. Harrison for above target performance to provide him with the same earning opportunity he had in 2007, which would otherwise have been reduced because the 2008 incentive plan did not provide a set “upside” bonus for performance above target performance as it did in 2007. The incentive plan we structured for Mr. Harrison for 2008 enabled him to earn an additional cash incentive of up to $570,000 to the extent PTC achieved non-GAAP operating margin dollars between $236 million (target performance non-GAAP operating margin dollars under the 2008 annual performance-based plan) and $242 million, which represents 22.3% to 22.8% non-GAAP operating margins based on a revenue plan of $1,060 million. We selected this metric due to the importance of non-GAAP operating margin to PTC’s strategy for fiscal 2008. As PTC did not achieve target non-GAAP operating margin dollars under the 2008 performance plans, no portion of this additional cash bonus was earned by or paid to Mr. Harrison.

Considerations for Mr. Moses

The competitive analysis showed that Mr. Moses was at the 70th percentile of the pay peer group for base salary and target total direct compensation while the value of his target total cash and annual long-term incentives were above the 75th percentile of the pay peer group. Because the position of Mr. Moses’s total target direct compensation was at the 70th percentile, we increased the amount of his long-term equity grant accordingly to align his overall pay to the 75th percentile in accordance with our pay for performance philosophy.

Considerations for Messrs. Cohen and Heppelmann

As discussed above, for positions where there are no comparable benchmarks, we make judgments with regard to the compensation levels for these positions, including consideration of internal pay equity among our executives. In fiscal 2008, we made no changes to the compensation levels for Mr. Cohen and Mr. Heppelmann as we believed their pay levels were appropriate when considering the compensation levels of our other executives.

Considerations for Mr. Cunningham

The competitive analysis showed that Mr. Cunningham was above the 75th percentile for base salary, target total cash compensation, annual long-term incentives and target total direct compensation. Because Mr. Cunningham’s overall pay position was in line with that of the other executives, we made no changes to his compensation in fiscal 2008.

Considerations for 2009 Executive Compensation

We made, and intend to make, a number of changes to our compensation programs for 2009 as a result of current economic market conditions and our review of certain elements of our compensation programs.

•

First, we eliminated the use of the performance peer group due to continuing consolidation in the industry that resulted in substantial overlap between the pay peer group and the performance peer group.

•	Second, we shifted from granting restricted stock to restricted stock units because restricted stock units do not have voting rights or other benefits of stock ownership until vested.

•

Third, we reallocated the $570,000 upside bonus that we structured for Mr. Harrison in 2008 into his target annual bonus and his base salary. These adjustments increased his target annual bonus to $1.2 million for 2009 and his salary to $600,000 to correlate more closely with those of his peers in the pay peer group while keeping his total compensation opportunity approximately the same as for 2008. This aligns with our pay-for-performance philosophy as payment of his target annual bonus and upside bonus were based on performance and the combined target annual bonus remains performance-based and this structure continues to keep more than half of his annual compensation subject to achievement of performance criteria.

•

Fourth, given the reduced stock price and the limited number of shares available to grant under our 2000 Equity Incentive Plan, we delayed the annual performance-based and time-based awards to the executives until March, when we plan to make those awards.

Severance and Change in Control Arrangements

We have historically had severance and change in control arrangements with our executives. We substantially revised those agreements in 2006, including provisions requiring each executive officer to execute a new non-competition agreement with PTC and to execute a general release of claims as a condition to receiving the severance benefits under the agreement. The revisions also enabled PTC to terminate the agreement unilaterally after an initial two-year term and each year thereafter. Accordingly, in May 2008, the Compensation Committee undertook a review to determine whether it was appropriate the keep those agreements in place. After reviewing with the Committee’s compensation consultant, the Committee decided to keep the agreements in place due to continuing consolidation in the industry and because the terms of the agreements remain competitive. Moreover, the Compensation Committee decided it would be appropriate to include an additional cash payment in the amount of each executive’s target annual bonus upon a change in control in recognition of the significant amount of additional work those executives would be required to perform in connection with any proposed change in control. We used the amount of each executive’s target annual bonus for this payment because we believed a change in control approved by the stockholders would constitute a separate target for which appropriate compensation should be paid.

We believe these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

We believe providing severance to our employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

We believe these agreements are even more important in the context of a change in control as we believe they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. For the CEO, the agreement provides for a single trigger vesting of equity and automatic termination of his employment 30-days after a change in control because we believe that if the company were to be acquired, the position would be significantly changed or reduced. The arrangements for our other executives are structured substantially as “double triggers” in that most of their unvested equity remains subject to continued vesting requirements and vesting is accelerated only upon termination or resignation with good reason within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control because such equity is beyond the two-year protection period established under the agreement and we wanted to ensure the executives received the benefit of that equity. We believe this benefits the company and the potential acquirer because it enables the company to retain and motivate the executive in the time of a potential change in control. It also provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

The agreements also provide for a “gross-up” payment of the excise taxes owed by the executive under Section 4999 of the Internal Revenue Code if the amounts received in connection with a change in control exceed certain amounts. The agreements first provide that the amounts received may be reduced by up to 15% of the value if such reduction would cause the amounts received not to be subject to the excise tax. If they are not so reduced, PTC is required to make the gross-up payment to offset the effect of the excise tax. This payment obligation is structured so that, if the return to stockholders is below a certain level, the amount received by the executive will be reduced so that the company will not be required to make the payment, but if the return to stockholders is above that level, representing significant value to the stockholders, the company, in recognition of the increased value provided under the transaction, will be obligated to make the payment to enable the executive to receive the intended economic value of the agreement.

Finally, the agreements provide for the full vesting of all long-term equity incentives held by the executive in the event of his disability or death. We believe this is appropriate as these events would otherwise preclude the executive and/or his family from receiving the full intended benefit of these awards and any intended retentive effect associated with future vesting of these awards would no longer be applicable.

We describe the agreements more fully under “Potential Payments upon Termination or Change-in-Control” beginning on page 42.

Equity Ownership

Each year we examine the total equity ownership of these executives as part of the competitive analysis. Because we believe that the interests of these executives are more aligned with stockholders’ interests if they are stockholders themselves, we adopted a stock ownership policy for these executives in 2007. The policy requires the CEO and each of the other named executives to attain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested shares of restricted stock (excluding shares granted under the annual incentive plan). The Executive Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. All executives were in compliance with the policy as of January 5, 2009.

Timing of Equity Grants

We do not time awards either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. We make our annual awards to executives, directors and employees on scheduled dates. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the Annual Stockholders’ meeting and awards to our employees are made in November and March. In years where there are insufficient shares approved by shareholders for our equity incentive plans to make the contemplated awards, those awards may be delayed. Awards other than our annual awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee may make awards in connection with a meeting of the Committee at any time other than during an earnings blackout period, which is the prophylactic period encompassing the end of each fiscal quarter through the date the earnings for that quarter are announced. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October in which no awards may be made due to the fact that those months follow the end of a fiscal quarter and precede the date our earnings for that fiscal quarter are announced.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is “performance-based.”

Because base salary and time-based restricted stock are not considered performance-based compensation, any amount earned by these executives attributable to base salary or vesting of time-based restricted stock over $1,000,000 is not a deductible compensation expense. Because base salaries for these executives are not more than $1,000,000, any non-deductibility of compensation amounts is attributable to vesting of time-based restricted stock. Performance-based restricted stock is considered performance-based compensation under Section 162(m) and any amount associated with the vesting of this stock is deductible. For 2008, the following amounts associated with vesting of time-based restricted stock were not deductible under Section 162(m): $1,681,483 for Mr. Harrison, $124,732 for each of Mr. Cohen and Mr. Cunningham, and $305,121 for Mr. Heppelmann. We believe that any cost associated with vesting of the time-based restricted stock in excess of the deductible amount is justified by the incentive and retention value provided by the stock.

Accounting Considerations. We also consider the accounting expense impact when determining amounts of long-term incentive grants to executives and employees. Under SFAS 123(R), grants of stock options, restricted stock, restricted stock units and other share-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the instruments being issued and is amortized over the vesting period of the equity award. For restricted stock and restricted stock units (our predominant instruments), fair value is the closing price of the stock on the date of grant times the number of shares or units granted.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

EXECUTIVE COMPENSATION

Compensation Paid in 2008

The discussion, table and footnotes below describe the total compensation paid for 2008 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”).

As reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation. We pay these executives a base salary, which was not increased for 2008. For 2008, we did not pay a discretionary cash bonus or any amounts under non-equity incentive plans.

Equity Compensation. We make annual restricted stock awards to these executives, some of which are time-based, some of which are performance-based, and some of which are performance-based and subject to subsequent time-based vesting. We made restricted stock awards in 2005, 2006, 2007 and 2008. The amounts shown in the “Stock Awards” column reflect the compensation expense recorded in 2008 and 2007 with respect to those awards. In previous years, we granted stock options as our form of equity award. Amounts shown in the “Option Awards” column reflect compensation expense recorded in 2008 and 2007 with respect to option awards made in 2004.

Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for our Chief Executive Officer only, a supplemental long-term disability insurance premium. We do not provide other significant benefits or perquisites to these executives.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
C. Richard Harrison	2008	$520,000	$4,918,842	$222,784	$8,680	$5,670,306
Chief Executive Officer and President	2007	$520,000	$4,440,183	$610,136	$8,529	$5,578,848

Cornelius F. Moses, III	2008	$415,000	$1,807,727	$83,543	$6,902	$2,313,172
Executive Vice President and Chief Financial Officer	2007	$415,000	$1,500,902	$424,673	$6,742	$2,347,317

Barry F. Cohen	2008	$415,000	$1,671,593	$83,543	$0	$2,170,136
Executive Vice President, Strategic Services and Partners	2007	$415,000	$1,500,902	$228,800	$0	$2,144,702

Paul J. Cunningham	2008	$415,000	$1,671,593	$83,543	$6,902	$2,177,038
Executive Vice President, Worldwide Sales	2007	$415,000	$1,500,902	$228,800	$6,742	$2,151,444

James E. Heppelmann	2008	$487,000	$2,206,896	$83,543	$6,901	$2,784,340
Executive Vice President and Chief Product Officer	2007	$487,000	$1,750,707	$228,800	$6,748	$2,473,255

(1)

Amount recorded under SFAS 123(R) in connection with grants of restricted stock made in 2005-2008. Under SFAS 123(R), the amount to be recorded for the year is based on the grant date fair value of the award and the percentage of that award vested in the year, reduced by any assumed forfeiture rates. The grant date fair value is generally equal to the number of shares granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. For time-based restricted stock, we assume no forfeitures will occur. For performance-based restricted stock, because the performance period is the fiscal year in which the stock is granted, the assumed forfeiture rates are the actual forfeiture rates. Accordingly, for such shares granted on July 27, 2005, the rate was 8%, for those granted on November 9, 2005, the rate was 0%, for those granted on November 3, 2006, the rate was 14.2%, and for those granted on November 7, 2007, the rate was 3.3%. See the “Outstanding Equity Awards at Fiscal Year End” table for a breakdown of these awards.

(2)	Amount recorded under SFAS 123(R) in connection with options granted on March 3, 2004. In accordance with SFAS 123(R) and using the Black-Scholes option pricing model, the following assumptions were used with respect to these options: expected life of 4 years, risk-free interest rate of 3.2% and volatility of 74%. No service-based forfeitures were assumed.
(3)	Amounts shown are our matching contributions under PTC’s 401(k) Savings Plan and, for Mr. Harrison only, a $1,780 premium for a supplemental disability insurance policy.

Grants of Plan-Based Awards

Equity Incentive Plan Awards

For 2008, the named executive officers received three types of equity incentive plan awards.

Performance-Based Restricted Stock. The first of each officer’s awards was a grant of performance-based restricted stock made under our 2008 Executive Incentive Plan (2008 EIP), which is our annual incentive plan. The award provided that:

•	40% of the award would be earned based on PTC’s achievement of revenue of $995 million and non-GAAP operating margin dollars of $184 million in 2008;

•

up to an additional 20% of the shares awarded could be earned based on revenue between $995 million and $1,060 million in 2008, with the full amount being earned if PTC achieved revenue of $1,060 million; and

•

up to an additional 40% of the shares granted could be earned based on PTC’s achievement of non-GAAP operating margin dollars between $184 million and $236 million in 2008, with the full amount being earned if PTC achieved non-GAAP operating margin dollars of $236 million.

The shares were to vest on the later of November 9, 2008 or the date on which the Compensation Committee determined the extent to which the relevant performance criteria had been met.

Based on PTC’s results for 2008, the Committee determined that 96.7% of these shares had been earned. Accordingly, those shares vested on November 9, 2008 and the remaining shares were forfeited.

Blended Performance and Time-Based Restricted Stock. The second of each officer’s awards was a grant of restricted stock that was first subject to satisfaction of performance criteria and then subject to additional time-based vesting. The performance criteria were the same as under the 2008 EIP and 96.7% of these were earned as well, subject to the additional time-based vesting for two-thirds of the shares earned. Shares not earned were forfeited. One-third of the shares earned vested on November 9, 2008 and the remaining two-thirds will vest in two substantially equal installments on November 9, 2009 and November 9, 2010 if the officer remains employed by PTC on the vest date.

Time-based Restricted Stock. The amounts in the “All Other Stock Awards” column reflect the number of time-based restricted shares granted in 2008. These shares vest in three substantially equal installments on November 9, 2008, November 9, 2009 and November 9, 2010 if the officer remains employed by PTC on the vest date.

Non-Equity Incentive Plan Awards

For 2008, Mr. Harrison, our Chief Executive Officer, was also eligible to earn an additional incentive cash bonus of up to $570,000 to the extent PTC achieved non-GAAP operating dollars between $236 million and $242 million. Because PTC did not achieve the target non-GAAP operating margin dollars of $236 million, no portion of this bonus was earned or paid.

Grants of Plan-Based Awards in 2008

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
C. Richard Harrison	11/7/2007	(1)				15,070	37,675	37,675		$700,002
	11/7/2007	(2)				46,116	115,291	115,291		$2,142,107
	11/7/2007	(3)							115,291	$2,142,107
	11/7/2007	(4)	$0	$570,000	$570,000

Cornelius F. Moses, III	11/7/2007	(1)				6,459	16,147	16,147		$300,011
	11/7/2007	(2)				19,630	49,075	49,075		$911,814
	11/7/2007	(3)							49,075	$911,814

Barry F. Cohen	11/7/2007	(1)				6,459	16,147	16,147		$300,011
	11/7/2007	(2)				16,078	40,194	40,194		$746,805
	11/7/2007	(3)							40,194	$746,805

Paul J. Cunningham	11/7/2007	(1)				6,459	16,147	16,147		$300,011
	11/7/2007	(2)				16,078	40,194	40,194		$746,805
	11/7/2007	(3)							40,194	$746,805

James E. Heppelmann	11/7/2007	(1)				6,459	16,147	16,147		$300,011
	11/7/2007	(2)				24,116	60,291	60,291		$1,120,207
	11/7/2007	(3)							60,291	$1,120,207

(1)	Award of performance-based restricted stock under our annual executive incentive plan. The shares vest after the end of the fiscal year to the extent performance criteria established at the time of grant are achieved. The value of the award at grant was equal to 100% of the executive’s annual incentive target, which was $700,000 for Mr. Harrison and $300,000 for each of the other executive officers, and the number of shares was determined by dividing the annual incentive target by the closing stock price of $18.58 on the date of grant and rounding the resulting number of shares up to the nearest whole share. The 2008 performance criteria are described under “Performance-Based Restricted Stock” in the narrative preceding this table. 96.7% of these shares vested on November 9, 2008 based on achievement of the performance criteria. The remaining shares were forfeited based on PTC’s failure to achieve the target performance criteria in full.
(2)	Grant of blended performance and time-based restricted stock. The performance and time-based criteria are described under “Blended Performance and Time-Based Restricted Stock” in the narrative preceding this table. 96.7% of these shares were earned based on achievement of the performance criteria and the remaining shares were forfeited based on PTC’s failure to achieve the target performance criteria in full. One third of these shares vested on November 9, 2008 and the remaining two-thirds will vest in two substantially equal installments on November 9, 2009 and November 9, 2010.
(3)	Grant of time-based restricted stock. One third of these shares vested on November 9, 2008 and the remaining two-thirds will vest in two substantially equal installments on November 9, 2009 and November 9, 2010.
(4)	Mr. Harrison was also eligible to earn an additional cash bonus of up to $570,000 to the extent PTC achieved non-GAAP operating dollars between $236 million and $242 million. Because PTC did not achieve the target non-GAAP operating margin dollars of $236 million, no portion of this bonus was earned or paid.
(5)	Aggregate grant date fair value calculated in accordance with SFAS 123(R), which is the number of shares granted multiplied by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. The closing price on the November 7, 2007 grant date was $18.58.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2008. The equity awards in the table consist of stock options granted through 2004, after which we ceased issuing stock options, and shares of restricted stock granted beginning in 2005, when we shifted our equity incentive program away from stock options to restricted stock and restricted stock units.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. Richard Harrison	299,999		32.97	9/14/2010
	320,000		12.58	9/20/2011
	239,999		8.50	5/30/2012
	369,998		4.98	2/13/2013
	319,999		11.48	3/3/2014
					43,333	(4)	$797,327	115,291	(9)	$2,121,354
					86,666	(5)	$1,594,654	37,675	(10)	$693,220
					43,333	(6)	$797,327
					74,360	(7)	$1,368,224
					115,291	(8)	$2,121,354

Cornelius F. Moses, III	280,000		8.30	6/9/2013
	119,999		11.48	3/3/2014
					13,333	(4)	$245,327	49,075	(9)	$902,980
					26,666	(5)	$490,654	16,147	(10)	$297,105
					13,333	(6)	$245,327
					22,880	(7)	$420,992
					49,075	(8)	$902,980

Barry F. Cohen	100,000		23.36	5/18/2010
	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	110,002		4.98	2/13/2013
	119,999		11.48	3/3/2014
					13,333	(4)	$245,327	40,194	(9)	$739,570
					26,666	(5)	$490,654	16,147	(10)	$297,105
					13,333	(6)	$245,327
					22,880	(7)	$420,992
					40,194	(8)	$739,570

Paul J. Cunningham	99,999		23.36	5/18/2010
	12,000		31.25	11/17/2010
	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	129,998		4.98	2/13/2013
	119,999		11.48	3/3/2014
					13,333	(4)	$245,327	40,194	(9)	$739,570
					26,666	(5)	$490,654	16,147	(10)	$297,105
					13,333	(6)	$245,327
					22,880	(7)	$420,992
					40,194	(8)	$739,570

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

James E. Heppelmann	100,000		23.36	5/18/2010
	40,000		31.25	11/17/2010
	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	209,998		4.98	2/13/2013
	119,999		11.48	3/3/2014
					13,333	(4)	$245,327	60,291	(9)	$1,109,354
					40,000	(5)	$736,000	16,147	(10)	$297,105
					13,333	(6)	$245,327
					34,320	(7)	$631,488
					60,291	(8)	$1,109,354

(1)	The unvested shares shown in this column are restricted stock awards that are subject to time-based vesting. Some of these shares were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to time-based vesting.
(2)	The market value of unvested shares was calculated as of September 30, 2008 based on the closing price of a share of our common stock on the NASDAQ Global Select Market of $18.40.
(3)	The unvested shares shown in this column are restricted stock awards that are subject to performance-based vesting, some of which will be subject to subsequent time-based vesting if earned.
(4)	Time-based restricted shares awarded on November 9, 2005. These shares vested on November 9, 2008.
(5)	Time-based restricted shares awarded on March 6, 2007. Half of these shares will vest on February 15, 2009 and the remaining half of these shares will vest on February 15, 2010.
(6)	Blended performance and time-based restricted shares awarded on November 9, 2005. These shares vested on November 9, 2008.
(7)	Blended performance and time-based restricted shares awarded on November 3, 2006. Half of these shares vested on November 9, 2008 and the remaining shares will vest on November 9, 2009.
(8)	Time-based restricted shares awarded on November 7, 2007. These shares vest in three substantially equal annual installments. The first installment vested on November 9, 2008 and the remaining installments will vest on November 9, 2009 and November 9, 2010.
(9)	Blended performance and time-based restricted shares awarded on November 7, 2007. As PTC did not achieve the performance criteria in full, on November 5, 2008, 3,805 of such shares held by Mr. Harrison were forfeited, 1,620 of such shares held by Mr. Moses were forfeited, 1,327 of such shares held by each of Mr. Cohen and Mr. Cunningham were forfeited, and 1,990 of such shares held by Mr. Heppelmann were forfeited. One-third of the remaining shares vested on November 9, 2008 and the remaining two-thirds of such shares will vest in substantially equal installments on November 9, 2009 and November 9, 2010.
(10)	Performance-based restricted shares awarded on November 7, 2007 in connection with our annual executive incentive plan. As PTC did not achieve the performance criteria in full, on November 5, 2008, 1,244 of such shares held by Mr. Harrison were forfeited and 533 of such shares held by each of Mr. Moses, Mr. Cohen, Mr. Cunningham and Mr. Heppelmann were forfeited. The remaining shares vested on November 9, 2008.

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock during 2008.

Option Exercises and Stock Vested in 2008

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
C. Richard Harrison	150,000	(1)	$1,908,000	(1)	267,806	$4,828,962
Cornelius F. Moses	—		—		79,431	$1,434,368
Barry F. Cohen	—		—		77,039	$1,390,833
Paul J. Cunningham	—		—		90,871	$1,642,576
James E. Heppelmann	—		—		103,257	$1,855,069

(1)	Exercise on May 23, 2008 of option granted on February 13, 2003 at an exercise price of $4.98. The closing price of a share of our common stock on the NASDAQ Global Select Market was $17.70 on the exercise date.
(2)	Represents vesting of shares of restricted stock on November 1, 2007, November 9, 2007, and February 15, 2008 of shares granted on July 27, 2005, November 11, 2005, November 3, 2006 and March 6, 2007. The closing price of a share of our common stock on the NASDAQ Global Select Market on November 1, 2007 was $18.77, on November 9, 2007 was $18.20, and on February 15, 2008 was $16.26.

Potential Payments upon Termination or Change-in-Control

We maintain agreements with our executive officers that provide the benefits described below upon their termination or a change in control. We describe our reasons for providing these benefits under these agreements in “COMPENSATION DISCUSSION AND ANALYSIS—Severance and Change in Control Arrangements” on page 34.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his employment agreement, as applicable, and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for Mr. Harrison and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.

Mr. Harrison’s Agreement

Termination without Cause; Resignation for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (including, generally, a reduction in compensation or benefits, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Harrison will be entitled to:

•	payment of his salary (excluding bonuses) over the two years following such event, paid at the highest rate in effect during the six months preceding such event, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.

Change in Control

Equity. Effective upon a change in control of the company:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any equity interests issued in connection with PTC’s executive incentive plan or other short-term incentive plans (“bonus equity”).

Annual Incentive Award/Bonus Equity/Target Bonus. In addition, upon a change in control:

•

for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and he will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year), and

•	he will be entitled to a lump sum payment in an amount equal to his target bonus in effect for the year in which the change in control occurs.

Automatic Termination of Employment. The agreement provides that Mr. Harrison’s employment will terminate 30 days following a change in control if not earlier terminated in connection with such change in control. Effective upon the date Mr. Harrison’s employment is so terminated:

•

he will be entitled to the benefits he would receive upon a termination without cause or for good reason described above plus payment of his target bonus over the two years following such termination (paid at the highest rate in effect in the six months preceding the change in control or such termination), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

Gross-Up Payment. The amounts payable and benefits provided to Mr. Harrison under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to Mr. Harrison are subject to such excise tax, Mr. Harrison is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Death or Disability

If Mr. Harrison’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with Cornelius F. Moses, Barry F. Cohen, Paul J. Cunningham and James E. Heppelmann

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to the highest annual salary (excluding bonuses) in effect with respect to the executive during the six-months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of the company:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full,

•

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full), and

•	each equity award held by the executive will be deemed amended to provide that it may not, except in certain circumstances, be terminated without the executive’s written consent.

These provisions are not applicable to any bonus equity held by the executive.

Annual Cash Incentive/Bonus Equity/Target Bonus. In addition, upon a change in control:

•

with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year), and

•	each officer will also be entitled to a lump sum payment in an amount equal to his target bonus in effect for the year in which the change in control occurs.

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•

a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control), and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

Gross-Up Payment. The amounts payable and benefits provided to any executive under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to any executive are subject to such excise tax, such executive is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Termination upon Death or Disability

If an executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The table on the next page shows the benefits that would have been provided under these agreements had a change in control and/or termination of each executive’s employment occurred on September 30, 2008. The values of the stock-based benefits shown are based on the closing price of a share of PTC common stock on the NASDAQ Global Select Market on September 30, 2008 of $18.40. The table does not reflect the value of shares of unrestricted stock or in-the-money exercisable options held by the executive on that date.

Potential Payments on Termination or Change in Control on September 30, 2008

	Circumstances of Termination or Event
	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control(1)		Disability or Death
C. Richard Harrison
President & Chief Executive Officer
Base Salary	$1,040,000	—	—		$1,040,000		—
Bonus	—	—	$700,000		$1,400,000		—
Pro-Rated Bonus	—	—	$693,220	(2)	—		—
Accelerated Equity	—	—	$9,493,462	(3)	—		$9,493,462	(3)
Benefits Continuation	$100,880	—	—		$100,880		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$1,140,880	—	$10,886,682		$2,540,880		$9,493,462

Cornelius F. Moses, III
Executive Vice President & Chief Financial Officer
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$297,105	(4)	—		—
Accelerated Equity	—	—	$601,974	(5)	$2,903,391	(3)	$3,505,365	(3)
Benefits Continuation	$40,622	—	—		$40,622		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$455,622	—	$1,199,079		$3,659,013		$3,505,365

Barry F. Cohen
Executive Vice President, Strategic Services & Partners
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$297,105	(4)	—		—
Accelerated Equity	—	—	$493,046	(5)	$2,685,498	(3)	$3,178,544	(3)
Benefits Continuation	$57,809	—	—		$57,809		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$472,809	—	$1,090,151		$3,458,307		$3,178,544

Paul Cunningham
Executive Vice President, Worldwide Sales
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$297,105	(4)	—		—
Accelerated Equity	—	—	$493,046	(5)	$2,685,498	(3)	$3,178,544	(3)
Benefits Continuation	$35,076	—	—		$35,076		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$450,076	—	$1,090,151		$3,435,574		$3,178,544

James Heppelmann
Executive Vice President, Software Solutions & Chief Product Officer
Base Salary	$487,000	—	—		$487,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$297,105	(4)	—		—
Accelerated Equity	—	—	$739,570	(5)	$3,634,386	(3)	$4,373,956	(3)
Benefits Continuation	$37,380	—	—		$37,380		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$524,380	—	$1,336,675		$4,458,766		$4,373,956

(1)	Mr. Harrison’s employment is automatically terminated thirty days after a change in control if not otherwise terminated before such date.
(2)	Value on September 30, 2008 of 37,675 shares of restricted stock granted on November 7, 2007 under the 2008 Executive Incentive Plan. This assumes a full-year bonus and is based on a closing stock price of $18.40 on September 30, 2008.
(3)	Value of the unvested shares, except for restricted stock paid for annual bonus, that accelerate and become fully vested, based on a stock price of $18.40 on September 30, 2008.
(4)	Value on September 30, 2008 of 16,147 shares of restricted stock granted on November 7, 2007 under the 2008 Executive Incentive Plan. This assumes a full-year bonus and is based on a stock price of $18.40 on September 30, 2008.
(5)	Value of the unvested shares which would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a stock price of $18.40 on September 30, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity incentive plans as of January 5, 2009. The shares of restricted stock shown in the table below are issued and outstanding, but remain subject to forfeiture. Accordingly, they are included in our 115,585,703 shares outstanding as of January 5, 2009.

	Options			Number of Restricted Stock Units Outstanding	Number of Shares of Restricted Stock Outstanding	Securities Available to Grant under Plan
	Number of Options Outstanding	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Life of Outstanding Options
2000 Equity Incentive Plan	3,929,544	$10.234	3.895	3,678,689	956,424	470,746
Terminated Equity Plans	4,124,671	$17.956	3.064	—	—	—

Total	8,054,215	$14.189	3.469	3,678,689	956,424	470,746

The following table sets forth information regarding our equity compensation plans as of September 30, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	8,040,439	(1)	$10.01	(2)	962,236
Terminated equity incentive plans	635,998		$31.31		0
2000 Employee Stock Purchase Plan(3)	—		—		2,908,672

Total	8,676,437	(1)	$12.80	(2)	3,870,908
Equity compensation plans not approved by security holders(4)	3,571,464		$15.76		0

Total	12,247,901	(1)	$14.05	(2)	3,870,908

(1)	Includes 3,820,898 shares of our common stock issuable upon vesting of outstanding restricted stock units granted under our 2000 Equity Incentive Plan (the “2000 EIP”).
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	As of mid-2005, we suspended offerings under the 2000 Employee Stock Purchase Plan.
(4)	Our 1997 Nonstatutory Stock Option Plan, which was not approved by stockholders, provided for the issuance of nonstatutory stock options only to employees and consultants who were not executive officers of PTC. We terminated the 1997 NSOP on March 10, 2005. The terms applicable to the grant of such options were substantially the same as those applicable to the grant of nonstatutory stock options under the 2000 EIP, as described on pages 6-7.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2010 Annual Meeting of Stockholders, you must give written notice to us between September 22, 2009 and October 22, 2009, including the information required by our by-laws.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 22, 2009.

Your written proposal must be sent to:	Aaron C. von Staats
Secretary
Parametric Technology Corporation
140 Kendrick Street
Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 20, 2009

The Board of Directors hopes that you will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Up to an aggregate of 22,300,000 shares of Common Stock, subject to adjustment under subsection (b) may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant, provided that an SAR granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted

Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

As amended by the Board of Directors on November 20, 2008

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

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PARAMETRIC TECHNOLOGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE DIRECTORS RECOMMEND A VOTE “FOR
ALL” NOMINEES.
Vote On Directors		☐	☐	☐
1.	Elect three Class I Directors to serve for the
next three years:
Nominees:
01) Donald K. Grierson
02) James E. Heppelmann
03) Oscar B. Marx, III
The Directors Recommend

i
THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2.						For	Against	Abstain
2.	Approve an increase to 22,300,000 in the total number of shares issuable under our 2000 Equity Incentive Plan.					☐	☐	☐
THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 3.
3.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.					☐	☐	☐

Please sign name(s) exactly as appearing on the stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

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PATEC2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 4, 2009

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses, III and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2009 Annual Meeting of Stockholders to be held at 8:30 a.m., local time, on Wednesday, March 4, 2009, at the offices of PTC, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 5, 2009. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2008.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE